FOR:	Consolidated Graphics, Inc.
CONTACT:	Jon C. Biro Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
Christine Mohrmann/Alexandra Tramont FD (212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO PRESENT AT THE CAPSTONE INVESTMENTS INVESTOR CONFERENCE

HOUSTON, TEXAS – June 16, 2008 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the CapStone Investments Second Annual Small-Cap Investor Conference on Wednesday, June 18, 2008. Jon C. Biro, Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of management’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of June 18, 2008.

Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states and in Canada, we offer an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market and in Canada, CGX provides service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Our vast and technologically advanced sheetfed and web printing capabilities are complemented by the largest integrated digital footprint of any commercial printer in the U.S. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, we deliver solutions that create a spectrum of value for our customers. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the CGX Web site at www.cgx.com.

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